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                                                                      EXHIBIT A

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT ("Agreement") is being executed as of April 29, 1998 between SFX Entertainment, Inc. ("Employer"), a Delaware corporation, and David Falk ("Employee") (collectively the "Parties") to be effective as of the Effective Date (as defined below).

      WHEREAS, the Employee is currently Chairman and Chief Executive Officer of Falk Associates Management Enterprises, Inc. ("FAME"); and

      WHEREAS, the Employer has entered into a Stock Purchase Agreement of even date herewith (the "Stock Purchase Agreement") with the shareholders of FAME pursuant to which FAME will become an indirect wholly-owned subsidiary of the Employer; and

      WHEREAS, the Employer desires to employ the Employee on the terms and conditions described herein, and the Employee wishes to be so employed, on the closing date on which the transactions described therein are to be consummated (the "Effective Date");

      NOW, THEREFORE, the Parties do hereby agree as follows:

      1. Employment. Employer hereby employs Employee effective as of the Effective Date, and Employee hereby accepts such employment, subject to the terms and conditions set forth below.

      2. Duties.

            2.1. Capacities

                  2.1.1 Employee shall be employed in the capacity of Chairman of Fame, Chairman of the SFX Sports Group, Inc., a wholly-owned subsidiary of the Employer ("Sports Group"), and in such capacity, shall have the rights and responsibilities attendant to that of the chief executive officer of a subsidiary of a publicly traded company. Employee will, subject to consultation with, and approval of, the Chairman and President of the Employer, have decision-making power over any decisions, with respect to changing the Sports Group's and FAME's policies, personnel, culture, compensation structure, re-


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            porting systems or configuration and alignment of operating divisions. Employee's duties in such capacity shall be to control, direct and supervise the day-to-day operations of the Sports Group and FAME. All sports-related businesses of Employer (other than motorized sports or any sports-related business that provides less than 25% of the revenues of any entity acquired by Employer, if a condition of the purchase agreement for such entity is for such business to be operated within the entity acquired) will be operated under the Sports Group and will report to Employee subject only to the oversight and direction of the Employer's Board of Directors (the "Board"). Employee shall also perform other duties which may be reasonably assigned to him from time to time by the Chairman and President of Employer, or by Employer's Board of Directors, and that are consistent with his position.

                  2.1.2 Employee shall be a member of the Office of the
            Chairman of Employer, which shall be the highest management body of Employer, reporting solely and directly to the Chairman of Employer. The Office of the Chairman shall include (in addition to Employee) only the Chief Executive Officer of Employer (the "Chief Executive Officer") and the chief executive officer of PACE Entertainment.

                  2.1.3 It is expressly understood that Employee may (1) devote a reasonable amount of time to charitable, civic and industry-related boards or organizations, (2) manage his personal, financial and legal affairs and (3) with the express prior written approval of the Board, which approval shall not be unreasonably withheld, serve as a director of any corporate entity; provided, that any such activity does not substantially interfere with the performance by Employee of his duties and responsibilities under this Agreement, including continuing to be associated with or serving on any associations, organizations and boards, with which Employee is associated with or is serving on as of the Effective Date.

            2.2. Additional Positions. During the Term of Employment (as defined in Section 5.1 hereof), Employee agrees, and Employer shall appoint Employee, to serve as a director of Employer, Sports Group and each subsidiary of Sports Group, including FAME; provided, Employer agrees that Employee shall be indemnified for serving in any and all such capacities on

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      a basis no less favorable than is provided by the Employer's bylaws as may be amended from time to time or by any written agreement between the Employee and the Employer regarding indemnification, in a manner consistent with that provided to Senior Executives (as defined in Section
      8.2 hereof) of the Employer, and, if ever not so indemnified, Employee may, without limiting any other remedies, cease serving in such director positions. In addition, Employee shall continue as Chairman of Financial Advisory Management Enterprises, Inc.

            2.3. Place of Performance. In connection with his employment by the Employer, Employee shall be based in the Washington, D.C. metropolitan area at the current offices of FAME. Employee shall be provided with office space and support staff equivalent to that provided to him by FAME immediately before the Effective Date.

      3. Compensation.

            3.1. Salary, Bonus and Withholding.

                  3.1.1 Salary and Bonus. During the Term of Employment, as
            compensation for services rendered by Employee, Employer shall pay Employee a base salary ("Salary") in semi-monthly installments at an annual rate equal to $315,000 and (ii) an annual bonus ("Annual Bonus") pursuant to the provisions of Section 4 hereof. Employee's Salary shall be reviewed by the Chairman of Employer in accordance with Employer's standard policies and practices, and may be increased, but not decreased, at Employer's discretion. In any event, Employee's Salary shall be increased effective as of each anniversary of the Effective Date by 4.0% over the then effective Salary.

                  3.1.2 Withholding for Taxes. Compensation (herein defined)
            shall be subject to any and all applicable payroll and withholding deductions required by the law of any jurisdiction, state or federal, taxing authority with respect to such Compensation.

                  3.1.3 Definition of Compensation. The Salary, the Annual
            Bonus and the other perquisites set forth in this Agreement including the Benefits, are herein collectively referred to as the "Compensation."

            3.2. Expenses. Employer shall reimburse Employee, in accordance with Employer's standard expense reimbursement policy, for reasonable expenses incurred by Employee,

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upon presentation of documentation reasonably acceptable to Employer in accordance with the policies applicable to Senior Executives of the Employer. Expenses incurred by Employee that are consistent with the practices of FAME prior to the Effective Date, including but not limited to hotel accommodations and first class air travel, shall be deemed reasonable under this Section 3.2. In connection with such reimbursement, Employer shall provide Employee with a credit card or cards to be used for paying such expenses. Such card or cards shall be the property of Employer and upon termination of the Term of Employment shall be returned to Employer by Employee. Employee shall be responsible for and shall reimburse Employer for any and all payments made by Employer for Employee's personal, non-reimbursable expenses charged on any such card or cards. To the extent appropriate, Employee shall be permitted to travel on charter flights or on the Employer's corporate jet.

            3.3. Grant of Stock Options and Restricted Stock.

                  3.3.1 Grants. Employer shall grant Employee, as of the
            Effective Date, a stock option (the "Initial Stock Option") to purchase 100,000 shares of Employer Class A Common Stock (the "Common Stock") at an exercise price per share equal to the closing price of the Common Stock on the Effective Date. Employer shall grant stock options (the "Additional Stock Options") and stock to Employee during the Term of Employment in a manner and amount consistent with grants made to Senior Executives of the Employer; provided, that Additional Stock Options for at least 120,000 shares of Common Stock shall be granted to Employee (i.e., Additional Stock Options for at least 30,000 shares of Common Stock shall be granted in each of the first four calendar years comprising the Term of Employment). Each Additional Stock Option shall have an exercise price equal to the closing price of the Common Stock on the date of the grant. The Initial Stock Option shall have a ten-year term and shall vest and become in full exercisable on the first anniversary of the Effective Date. Each Additional Stock Option shall have a ten-year term and shall vest and become exercisable on a schedule to be determined by the Board or the Stock Option Committee, but in no event shall the vesting schedule exceed the Term of Employment, nor shall the terms and conditions of such options (including those terms and conditions described above) be any less favorable than

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            the terms and conditions (other than the initial vesting schedule, but including accelerated vesting) applicable to options granted to the other Senior Executives of Employer. The Employee shall be permitted to use shares of Common Stock to exercise the Initial Stock Option and Additional Stock Options and to pay any withholding obligation upon such exercise. If the average of the closing prices of the Common Stock for the last five business days immediately preceding the first anniversary of the Effective Date (the "First-Year Price") is less than the exercise price of the Initial Stock Option, the exercise price of the Initial Stock Option shall be adjusted, as of such first anniversary of the Effective Date, to be equal to the First-Year Price. The Initial Stock Option and Additional Stock Option shall be granted as incentive stock options under the Internal Revenue Code of 1986, as amended (the "Code"), to the extent permitted under the Code.

                  3.3.2 Termination of Employment. Notwithstanding the
            foregoing, in the event that Employee ceases to be employed by Employer for any reason whatsoever (including upon death or permanent and total disability of Employee) other than as a result of a voluntary termination (that is not a Constructive Termination Event) or termination for Cause, (x) all restricted stock which may be granted pursuant to this Section 3.3 shall vest immediately and all options granted pursuant to this Section 3.3 shall vest and become exercisable immediately, and (y) the balance of all remaining stock options to be granted during the Term of Employment pursuant to this Section 3.3 shall immediately be granted and shall vest and become exercisable immediately at an exercise price per share equal to the lower of (A) the closing price of the Common Stock on the date of the relevant event or occurrence and (B) the exercise price of the last option granted to Employee prior to such event or occurrence, and Employee shall retain the right to exercise each such options described in clauses (x) and (y) during the remaining original term of each such option. In the event of a termination following a Change in Control (as defined in Section 8.4), the exercise price shall be modified as set forth in Section
            7.1 below. In the event of Employee's voluntary termination (that is not a Constructive Termination Event) or termination for Cause, all unvested options and restricted stock shall be forfeited, all vested option shall remain exercisable until the first to occur of the end of the original


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            term or one year following the termination of employment, and no
            Additional Stock Options not thereto granted will be granted.

                  3.3.3 Adjustments. The number of shares subject to the
            Initial Stock Option and Additional Stock Options to be granted under this Section 3.3, the kind of shares subject to such options and the calculation of the First-Year Price shall be equitably adjusted to reflect any change in the Common Stock including, without limitation, a recapitalization, spin-off, stock split, consolidation, reorganization or merger. To the extent applicable, this Section 3.3 shall automatically be deemed to be modified to ensure that Employee's rights with respect to acceleration of option grants, acceleration of option vesting and other rights are at least as favorable as the rights that from time to time are generally applicable to other Senior Executives of Employer.

            3.4. Other Benefits. During the Term of Employment, Employer shall provide the following additional benefits to Employee:

                  3.4.1 Health Insurance. Medical, dental and hospitalization insurance for Employee and his family with the same scope and coverage and on the same terms as is provided by Employer to the Chief Executive Officer and other Senior Executives of Employer, as may be amended from time to time; provided, that such insurance shall have no gap in coverage with Employee's current insurance; and provided, further, that such insurance will have no exclusions for pre-existing conditions.

                  3.4.2 Term Life Insurance. Term life insurance upon the life of Employee in an amount and on the same terms consistent with insurance made available to the Chief Executive Officer and other Senior Executives of Employer, as may be amended from time to time, including, if applicable, split-dollar insurance policies, provided, that such insurance shall have no gap in coverage with Employee's current insurance; and provided, further, that such insurance will have no exclusions for pre-existing conditions.

                  3.4.3 Disability Insurance. Disability insurance in an amount and on the same terms consistent with insurance made available to the Chief Executive Officer and

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            other Senior Executives of Employer, as may be amended from time to time, provided, that such insurance shall have no gap in coverage with Employee's current insurance; and provided, further, that such insurance will have no exclusions for pre-existing conditions.

                  3.4.4 Other Benefit Programs. Employee shall be entitled to participate in all other employee benefit programs of Employer which the Board may, in its sole discretion, regularly make available to the other Senior Executives of Employer (such as a stock bonus plan, retirement plans and fringe benefits), on terms no less favorable than those provided to such other Senior Executives.

                  3.4.5 Office in New York. Employer shall provide reasonable office facilities in New York, New York at its principal executive offices, with secretarial and support services, for the use of Employee.

                  3.4.6 Gross-Up.

                  (a) Anything in this Agreement to the contrary
            notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by Employer (or any of its affiliated entities) to or for the benefit of Employee (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code, or any corresponding provisions of state or local tax laws, or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") from Employer in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to 40% of the Excise Tax imposed upon the Payments. The payment of a Gross-Up Payment shall not be conditioned upon the occurrence of a termination of employment.


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                  (b) Subject to the provisions of Section 3.4.6(a), all
            determinations required to be made under this Section 3.4.6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Employer's independent accounting firm as of immediately prior to the Change in Control (the "Accounting Firm"), which shall provide detailed supporting calculations both to Employer and Employee within fifteen (15) business days of the receipt of notice from Employee that there has been a Payment, or such earlier time as is requested by Employer. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Employer shall appoint another nationally recognized accounting firm reasonably acceptable to Employee to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by Employer. Any Gross-Up Payment, as determined pursuant to this
            Section 3.4.6, shall be paid by Employer to Employee within five
            (5) days following receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon Employer and Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Employer should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that Employee thereafter is required to make a payment of any Excise Tax (or any additional Excise Tax), the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Employer to or for the benefit of Employee. In the event of any claim by the Internal Revenue Service for any Excise Tax or additional Excise Tax, Employer shall have the right to control the defense of such claim and Employee shall cooperate and assist Employer in connection therewith as reasonably requested by Employer; provided that all expenses of such claim (including any additional interest or penalties) shall be paid by Employer, and Employer shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including any interests and penal-

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            ties) imposed as a result of such representation and payment of costs and expenses. In addition, Employee will cooperate as reasonably requested by Employer with Employer in making any refund claim for any Excise Tax already paid, and any refunds of any such tax (or any Gross-Up Payments or other payments made by Employer in respect thereof) obtained by the Employee shall be promptly returned to Employer.

                  If Employer directs the Employee to pay such claim and sue for a refund, Employer shall advance the amount of such payment to the Employee, on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Employer's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

      The reimbursement of expenses provided for in Section 3.2, the stock and option awards provided for in Section 3.3. the benefits provided for in this Section 3.4 and any other benefits hereafter granted to Employee by the Board are hereinafter referred to as the "Benefits."

      4. Annual Incentive Bonus. Employee shall be considered for an Annual Bonus in the discretion of the Board or Compensation Committee of the Employer, consistent with the consideration given to other Senior Executives of the Employer.

      5. Term of Employment.

            5.1. Definition of Term of Employment. The "Term of Employment", as used in this Agreement, shall mean the period commencing on the Effective Date and terminating with the first to occur of the following:

                  5.1.1 the fifth anniversary of the Effective Date;

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                  5.1.2 termination of the Term of Employment by Employer
            without Cause;

                  5.1.3 termination of the Term of Employment by Employee by notice to Employer at any time following a Constructive Termination Event (as such term is defined in Section 8.1 hereof); and

                  5.1.4 termination of the Term of Employment as permitted by, and in accordance with, the provisions of Section 6.

            5.2. Effect of Termination of Term of Employment. Upon termination of the Term of Employment, the following provisions shall apply:

                  5.2.1 Employee shall no longer be employed by Employer;

                  5.2.2 Employee shall no longer be obligated to provide any employment, consulting or similar services to Employer;

                  5.2.3 If the Term of Employment is terminated pursuant to
            Sections 5.1.2 or 5.1.3 hereof, then the provisions of Section 7.1 hereof shall become effective and the Employer shall be irrevocably and unconditionally obligated to fulfill and discharge all of the obligations imposed upon it pursuant to the provisions thereof;

                  5.2.4 In the event Employer issues a press release concerning the termination of Employee's employment with Employer, Employee will be offered an opportunity that is reasonable under the circumstances to comment on such release; and

                  5.2.5 Employee (or his guardian or estate, as applicable)
            shall in all events be paid (within thirty (30) days following the date of termination of the Term of Employment), (A) all accrued but unpaid Salary through the date of termination, (B) all earned but unpaid incentive compensation through the date of termination, (C) all accrued vacation through the date of termination, and (D) all unreimbursed business expenses through the date of termination. In addition, Employee shall retain all rights with respect to vested equity awards (and the applicable provisions of Section 3.3), and shall be entitled to all other Benefits which are provided in accordance with and subject to the terms of Employer's generally applicable employee benefit plans, practices and policies. The

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            payments and Benefits described in this Section 5.2.5 shall be referred to herein as the "Accrued Obligations."

      6. Termination of Employment.

            6.1. Employer's Right to Terminate the Term of Employment. During the Term of Employment, Employer may terminate the Term of Employment with or without Cause (as herein defined) by providing written notice thereof to Employee.

                  6.1.1 Effect of a For Cause Termination. If Employer
            terminates the Term of Employment for Cause, such termination shall take effect immediately upon written notice thereof being provided to Employee subsequent to the completion of the procedure set forth in Section 6.1.2. In such event, Employer shall provide Employee with the Accrued Obligations. Upon Employer's full, complete and timely fulfillment and discharge of the aforesaid obligations, all obligations of Employer to Employee hereunder shall be totally and completely satisfied, and Employer shall have no further obligations of any type to Employee pursuant to this Agreement (except as may be provided under Sections 3.3, 3.4.6, 17 or 18).

                  6.1.2 Definition of "Cause". Cause for termination of the
            Term of Employment shall exist only if, during the Term of
            Employment:

                  (a) Employee is convicted of a felony involving moral
            turpitude which would render Employee unable to perform his duties set forth in this Agreement; or

                  (b) Employee engages in conduct that constitutes willful
            gross neglect or willful gross misconduct in carrying out his duties under this Agreement resulting, in either case, in a material adverse economic effect upon the business of Employer.

      For purposes of this Section 6.1, no act, or failure to act, by Employee shall be considered "willful" unless committed in bad faith, and without a reasonable belief that the act or omission was in the best interests of Employer or any of its subsidiaries. Cause shall not exist under this
      Section 6.1 unless and until Employer has delivered to Employee a copy of a resolution duly

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      adopted by a majority of the Board at a meeting of the Board called and held for such purpose (after reasonable, but in no event less than ten
      (10) days' notice, to Employee and an opportunity for Employee, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Employee was guilty of the conduct set forth in this Section 6.1 and specifying the particulars thereof in detail. This Section 6.1 shall not prevent Employee from challenging in an arbitration proceeding the Board's determination that Cause exists or that Employee has failed to cure any act (or failure to act) that purportedly formed the basis for the Board's determination. Employer must provide notice to Employee that it is intending to terminate his employment for Cause within sixty (60) days after Employer has knowledge of the occurrence of the event it believes constitutes Cause.

      6.2. Termination of the Term of Employment upon Employee's Death or Permanent and Total Disability. The Term of Employment shall be deemed terminated in the event of death or upon the termination of Employee's employment following the permanent and total disability of Employee during the Term of Employment.

                  6.2.1 Effect. In the event of a termination of the Term of Employment for death or permanent and total disability, Employer shall provide Employee with the Accrued Obligations. In addition, Employer shall pay to Employee (or Employee's guardian or estate, as applicable), within thirty (30) days following termination of the Term of Employment, a pro rata portion (based on the number of months worked in the fiscal year in which Employee dies or is terminated following becoming permanently and totally disabled) of the Annual Bonus (to the extent Employee would have been entitled to an Annual Bonus in Employer's discretion) with respect to such current fiscal year. Upon Employer's full, complete and timely fulfillment and discharge of the aforesaid obligations, all obligations of Employer to Employee hereunder shall be totally and completely satisfied, and Employer shall have no further obligations of any type to Employee pursuant to this Agreement (except as may be provided under Sections 3.3, 3.4.6, 17 or 18).

                  6.2.2 Definition and Effective Date. Employee shall be
            considered "permanently and totally disabled" for purposes of this
            Section 6.2 if he is unable to per-

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            form with reasonable continuity his material duties hereunder by reason of any medically determinable physical or mental impairment, which inability to perform has lasted for a continuous period of not less than six (6) months. A termination for permanent and total disability shall take effect upon thirty (30) days written notice from Employer to Employee, provided Employee does not return to perform his material duties with reasonable continuity during such 30-day period.

            6.3. Employee's Right to Terminate. Employee may terminate the Term of Employment at any time, for any reason, by providing thirty (30) days' written notice thereof to Employer, and such termination shall not be deemed a breach of this Agreement.

                  6.3.1 Effective Date. If Employee so terminates the Term of
            Employment (other than under Section 5.1.3) such termination shall take effect upon the date designated in the notice provided to Employer which shall, in no event, be earlier than thirty (30) days following the delivery of such notice; provided, that Employer shall have the right in the event of such notice by Employee to accelerate the Employee's effective date of termination to any such date that the Employer deems appropriate in its sole discretion.

                  6.3.2 Effect. If Employee so terminates the Term of
            Employment (other than under Section 5.1.3), Employer shall provide Employee with the Accrued Obligations. Upon Employer's full, complete and timely fulfillment and discharge of the aforesaid obligations, all obligations of Employer to Employee hereunder shall be totally and completely satisfied and Employer shall have no further obligations of any type to Employee pursuant to this Agreement (except as may be provided under Sections 3.3., 3.4.6, 17 or 18 hereof).

            6.4. Termination of Agreement upon Fulfillment of Post-Termination of Employment Obligations. If the Term of Employment is terminated pursuant to Sections 5.1.2 or 5.1.3 hereof, then this Agreement shall thereafter be deemed to be terminated upon Employer's full, complete and timely fulfillment and discharge of all obligations imposed upon Employer pursuant to the provisions of Sections 3.3, 3.4.6, 7.1, 17 or 18 hereof.


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      7. Post-Termination of Employment Obligations.

            7.1. Employer's Obligations after Termination of Term of Employment. If the Term of Employment is terminated pursuant to Sections
      5.1.2 or 5.1.3 hereof, then the following provisions shall apply:

                  7.1.1 If the Term of Employment is so terminated, Employer shall provide Employee with the Accrued Obligations. In addition, Employer shall be obligated to pay to the Employee, for a period of time commencing on the date of termination of the Term of Employment and continuing until the fifth anniversary of the Effective Date (herein called the "Surviving Obligation Period"),
            (i) Employee's Salary for the remaining period pursuant to this Agreement and (ii) Annual Bonuses (at a rate of at least 50% of Salary) with respect to each fiscal year which ends during the Surviving Obligation Period.

                  7.1.2 Employee shall continue to be entitled to participate during the Surviving Obligation Period in any and all of the profit-sharing and retirement income, stock purchase, savings, executive compensation plans at the same level, in the same amount and to the same degree the Employee was entitled to participate at the time of such termination, to the extent permitted by the terms of such plans, and applicable law. If Employee's participation in any such plan is barred, Employer shall arrange to provide Employee during the Surviving Obligation Period with benefits substantially similar to those which he was entitled to receive under such plans prior to the time of such termination.

                  7.1.3 Employer shall maintain in full force and effect for
            Employee for the longer of (a) one year after termination of the Term of Employment and (b) the Surviving Obligation Period all life, accident, medical and health care plans and disability benefit programs and programs or arrangements in which Employee was entitled to participate immediately prior to the time of such termination provided that Employee's continued participation is possible under the general terms and provisions of such plans and programs, and under applicable law. If Employee's participation in any such plan or program is barred, Employer shall arrange to provide Employee with benefits substantially

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            similar to those which he was entitled to receive under such plans and programs of Employer prior to the time of such termination; provided, however, that the cost to Employer to provide such benefits shall be no greater than the contribution made by Employer for such benefits for other senior executives of Employer. In such event, appropriate adjustment shall be made so that the after tax value thereof to Employee is similar to the after tax value to him of the benefit plans in which Employee is not eligible to participate. At the end of such period, Employee shall have the option to have assigned to him at no cost and with no apportionment of pre-paid premiums, any assignable insurance policy owned by Employer and relating specifically to Employee.

                  7.1.4 Employer shall be obligated to provide to Employee, for a one-year period commencing on the date of termination of the Term of Employment, use of a similar office and secretarial support.

      If a termination described in this Section 7.1 occurs upon or following a Change in Control, Employee shall be entitled to the payments and benefits set forth in this Section 7.1, except that the payments under
      Section 7.1.1 shall be paid in a lump sum within thirty (30) days following Employee's termination of employment, and the exercise price of the stock options accelerated under Section 3.3 shall be the lower of (a) the closing price of the Common Stock on the date of termination and (b) the lowest exercise price of any options granted to Employee prior to the Change in Control.

            7.2. No Mitigation. Under no circumstances shall the Employee be required, whether by seeking other employment or otherwise, to mitigate the amount of any payment or benefit under this Agreement, and there shall be no offset against amounts due the Employee under this Agreement or the Purchase Agreement on account of any subsequent employment he may obtain or for any amount allegedly due Employer by Employee.

      8. Certain Definitions. As used herein, the following terms shall have the meanings indicated below:

            8.1. Constructive Termination Event. A "Constructive Termination Event" shall be deemed to be the occurrence of any one or more of the following events during the Term of Employment:

                  8.1.1 the assignment by Employer to the Employee of duties that are inconsistent with the Employee's office with Employer at the time of such assignment, or the removal by Employer from the Employee of those duties described in Section 2.1 above, including without limitation failure to nominate or re-nominate Employee for election to the Board of Directors of Employer and failure of Robert Sillerman (and his affiliates) to vote his (and their) shares in favor of such nomination; or

                  8.1.2 any removal of the Employee from, or any failure to
            elect or re-elect the Employee to, the Designated Office (as defined in Section 8.3 hereof), except in connection with the Employee's promotion, with his prior written consent, to a higher office (if any) with Employer; or

                  8.1.3 a reduction by Employer in the amount of the Employee's
            Salary as then in effect, or the failure of Employer to pay such Salary to the Employee at the time and in the manner specified in
            Section 3 of this Agreement; or

                  8.1.4 the discontinuation or material reduction by Employer of the Employee's participation in any stock option, bonus or other employee benefit plan or arrangement (including, without limitation, any profit-sharing, life insurance, medical, dental, hospitalization, incentive compensation or retirement plan or arrangement) in which the Employee is a participant or the failure to grant the Initial Stock Option or the Additional Stock Options; or

                  8.1.5 the failure of Employer to obtain the assumption by any successor to Employer of the obligations imposed upon Employer under this Agreement, as required by Section 16 of this Agreement; or

                  8.1.6 the failure by Employer to reimburse the Employee for the reasonable business expenses incurred by the Employee in the performance of his duties to Em-ployer, including, without limitation, reasonable expenditures for business entertainment and for travel in connection with Employer's business; or

                  8.1.7 the failure of Employer to observe, fulfill or perform any obligation, requirement or restriction imposed upon it pursuant to this Agreement which is not referenced in the foregoing subsections of this Section 8.1, and such failure continues uncorrected for thirty (30) days after notice thereof to Employer; or

                  8.1.8 the sale of all or substantially all the assets or
            stock of FAME or the Sports Group; or

                  8.1.9 a Change in Control; or

                  8.1.10 the failure by Employer to put any sports-related
            business of Employer (other than motorized sports or any sports-related business that provides less than 25% of the revenues of any entity acquired by Employer, if a condition of the purchase agreement for such entity is for such business to be operated under the entity acquired) into the Sports Group, in which case the sports-related business may be held by Employer outside of the Sports Group.

      Employee's right to terminate the Term of Employment for a Constructive Termination Event shall not be affected by his mental or physical incapacity, and his continued employment prior to terminating employment for a Constructive Termination Event shall not constitute consent to or a waiver of rights with respect to, any act or failure to act constituting a Constructive Termination Event.

            8.2. Senior Executives. The "Senior Executives" shall mean all members of Employer's Office of the Chairman (howsoever called), and all senior executive officers of Employer.

            8.3. Designated Office. The "Designated Office" shall mean Chairman of FAME, Chairman of the Sports Group, and member of the Office of the Chairman of Employer.

            8.4. Change in Control. A "Change in Control" shall mean the occurrence of any one of the following events:

                  (i) any "person," as such term is used in Sections 3(a)(9) and
            13(d) of the Securities Exchange Act of 1934 (other than Employee or entities controlled by Employee), becomes a beneficial owner of 50% or more of the voting power of Employer or of the Common Stock beneficially owned by Robert F.X. Sillerman as of the date hereof;

                  (ii) all or substantially all of the assets or business of
            Employer are disposed of pursuant to a merger, consolidation, sale or other transaction (unless the shareholders of Employer, immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting power of Employer, all of the voting power or other ownership interests of the entity or entities, if any, that succeed to the business of Employer);

                  (iii) Employer combines with another company and, immediately after such combination, (A) the shareholders of Employer immediately prior to the combination do not hold, directly or indirectly, more than 50% of the voting power of the combined company or (B) the members of the Board immediately prior to the Board's approval of the merger transaction do not constitute a majority of the combined company's board of directors;

                  (iv) the majority of the Board consists of individuals other than incumbent directors (which term shall mean members of Board as of the Effective Date), except that any person who becomes a director subsequent to such date whose election or nomination was supported by two-thirds of the directors who then comprise the incumbent directors shall be considered an incumbent director;

                  (v) (A) a direct or indirect (including by sale or transfer of any intermediate holding company) sale or transfer of the voting securities of Sports Group (including by way of merger, consolidation or similar transaction) following which one or more persons other than Employer beneficially owns 50% or more of the voting power of Sports Group or (B) a sale or transfer of all or substantially all the assets of Sports Group and its subsidiaries as a whole; or

                  (vi) the liquidation or dissolution of Employer or of
            SportsGroup.

      9. Noncompete Covenant.

            9.1. During Period of Employment. During the Term of Employment, Employee will not, without the prior written approval of the Board, become employed in any capacity by, or become an officer, director or general partner of, any partnership, corporation or other entity that directly competes with any business of Employer, or any subsidiary of Employer whether now or hereafter conducted.

            9.2. After Termination of Employment. For the period of one (1) year following the termination of the Term of Employment by Employer for Cause or by Employee on his own initiative (other than due to a Constructive Termination Event), Employee will not become employed in any capacity by, or become an officer, director, shareholder or general partner of, any partnership, corporation or other entity that competes with any material business of FAME conducted as of the Effective Date; provided, that, this Section 9.2 shall not prevent Employee from owning no more than 5% of any class of securities of any publicly-traded entity. The material businesses of FAME conducted as of the Effective Date shall be limited to the representation, as a sports agent in contract and marketing negotiations, of male basketball and football athletes in professional sports, and shall exclude, without limitation, such representation of (a) athletes in sports other than basketball and football and (b) female professional athletes, as well as the management, marketing and/or operation of professional sports teams, sports leagues, sports organizational committees or other sports businesses (or related consulting or other services), and the organization or the sponsorship of sports leagues.

            9.3. No Solicitation of Other Employees. Employee additionally agrees that, throughout the Term of Employment and for a period of one
      (1) year after the termination of the Term of Employment by Employer for Cause or by Employee on his own initiative (other than due to a Constructive Termination Event), Employee shall not directly or indirectly, solicit, or attempt to solicit, any employee of Employer's Affiliated Group to leave Employer's Affiliated Group for any reason whatsoever.

            9.4. Definition of Affiliated Group. As used above, the term "Employer's Affiliated Group" shall mean Employer and all corporations, partnerships or other organizations which, directly or indirectly, are controlled by Employer.

            9.5. Extraordinary Remedies. In the event of a breach of Employee's covenants in this Section 9, it is understood and agreed that Employer shall be entitled to injunctive relief as well as other applicable remedies at law or in equity available to Employer against Employee or others.

            9.6. Survival. The provisions of this Section 9 shall survive the termination of the Term of Employment and the termination of this Agreement to the extent applicable; it being understood that in the event of a termination of the Term of Employment pursuant to Sections 5.1.1,
      5.1.2 or 5.1.3 hereof, the provisions of this Section 9 shall be of no force or effect.

      10. Disclosure of Confidential Information. Except to the extent (a) authorized by the express prior consent of the Board, (b) required by law or any legal process or (c) desirable in performing his duties under this Agreement, Employee will not, directly or indirectly, at any time during the Term of Employment, or at any time subsequent to the termination of the Term of Employment, disseminate, disclose, or divulge to any person, firm, corporation, association or other business entity, Confidential Information (herein defined) of Employer. As used herein, the term "Confidential Information" means any and all information about or relating to the trade secrets of Employer or any of its subsidiaries disclosed to Employee or known by Employee as a consequence of or through his employment by Employer, if such information is not generally known in any industry in which Employer or any of its subsidiaries is or may become engaged during the Term of Employment. In the event of a breach or threatened breach by Employee of this Section 10, Employer shall be entitled to injunctive relief as well as other applicable remedies at law or in equity available to Employer against Employee or others.

      11. Notice. Any notice, request, reply, instruction, or other communication provided or permitted in this Agreement must be given in writing and may be served by depositing same in the United States mail in certified or registered form, postage prepaid, addressed to the Party or Parties to be notified with return receipt requested, or by delivering the notice in person to such Party or Parties. Unless actual receipt is required by any provision of this Agreement, notice de-posited in the United States mail in the manner herein prescribed shall be effective on dispatch. For purposes of notice, the address of Employee, his spouse, any purported donee or transferee or any administrator, executor or legal representative of Employee or his estate, as the case may be, shall be as follows:

            The address of Employee shall be:

                  c/o Falk Associates Management Enterprises, Inc. 5335 Wisconsin Avenue, N.W.
                  Washington, D.C. 20015

            with a copy to:

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, New York 10019
                  Attention:Mitchell Presser

            The address of Employer shall be:

                  SFX Entertainment, Inc.
                  650 Madison Avenue
                  New York, New York 10022
                  Attention:Howard J. Tytel

            with a copy to:

                  Winston & Strawn
                  200 Park Avenue
                  New York, New York 10166
                  Attention:Jonathan Goldstein

Employer shall have the right from time to time and at any time to change its address and shall have the right to specify as its address any other address by giving at least ten (10) days written notice to Employee. Employee shall have the right from time to time and at any time to change his address and shall have the right to specify as his address any other address by giving at least ten (10) days written notice to Employer.

      12. Vacation. Employee shall be entitled to a minimum of four (4) weeks of paid vacation during each calendar year, but in no event less than the vacation provided to other Senior Executives of Employer.

      13. Controlling Law. The execution, validity, interpretation and performance of this Agreement shall be determined and governed by the laws of the State of Maryland.

      14. Entire Agreement. This Agreement contains the entire agreement of the Parties with respect to the employment of Employee, and any prior employment agreement between FAME and Employee shall be terminated effective as of the Effective Date.

      15. Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all remaining provisions of this Agreement shall remain in full force and effect.

      16. Effect of Agreement, Assignment, Required Assumption. This Agreement shall be binding upon Employee and his heirs, executors, administrators, legal representatives, successors and assigns and the Employer and its successors and assigns. Employee may not assign any rights or obligations hereunder without the prior written consent of Employer and, except with respect to a successor entity (as described below), Employer may not assign any rights or obligations hereunder without the prior written consent of Employee. Employer shall require any person who is the successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or a substantial portion of the business or assets of Employer to expressly assume the obligations of Employer hereunder. The term "Employer" as used in this Agreement shall expressly include any such successors.

      17. Indemnification. Employer shall indemnify Employee and his legal representatives to the fullest extent permitted by the laws of the State of Delaware, and Employee shall be entitled to the protection of such insurance policies which Employer maintains for the benefit of its directors and officers, against all costs, charges or expenses whatsoever incurred or sustained by him or his legal representatives in connection with any action, suit or proceeding to which he or his legal representatives may be made a party by reason of his being or having been a director of officer of Employer, or because of actions taken purportedly on behalf of Employer after the Effective Date. Employer shall, upon request by Employee, promptly advance or pay any amount for costs, charge or expenses (including, without limitation, legal fees and expenses incurred by counsel retained by Employee) in respect of his right to indemnification hereunder, subject to a later determination as to Employee's ultimate right to receive such payment. Employee's indemnification and the insurance policies maintained for his benefit shall be at least to the same extent, of the same type and in the same amount as that maintained by Employer for the Chief Executive Officer of Employer, as may be amended from time to time.

      18. Legal Fees and Expenses. Employee shall be entitled to receive from Employer the amount of his legal fees (and expenses) reasonably incurred in connection with claims or disputes under this Agreement, if Employee is the prevailing party on any issue in any such dispute. The reimbursement shall be made as soon as practicable following the resolution of such claim or dispute to the extent Employer receives reasonable written evidence of such fees and expenses.

      19. Amendments; Waivers. This Agreement cannot be changed, modified or amended, and no provision or requirement hereof may be waived, without an affirmative vote of the Board, and the consent in writing of Employee and Employer. The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

      20. Beneficiaries. Whenever this Agreement provides for any payment to Employee's estate, such payment may be made instead to such beneficiary or beneficiaries as Employee may have designated in a writing filed with Employer. Employee shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to Employer (and any applicable insurance company) to such effect.

      21. Resolution of Disputes. Any dispute or controversy between the parties relating to or arising out of this Agreement or any amendment or modification hereof shall be determined by arbitration in New York, New York by and pursuant to the rules then prevailing of the American Arbitration Association, other than claims for injunctive relief under Sections 9 or 10. All claims for legal remedies under this Agreement shall be limited to the actual damages of Employer or Employee, respectively, but shall not limit any payments or damages provided to Employee under the terms of this Agreement. The arbitration award shall be final and binding upon the parties and judgment may be entered thereon by any court of competent jurisdiction. The service of any notice, process, motion or other document in connection with any arbitration under this Agreement or the enforcement of any arbitration award hereunder may be effectuated either by personal service upon a party or by certified mail duly addressed to him or to his executors, administrators, personal representatives, next of kin, successors or assigns, at the last known address or addresses of such party or parties.

      22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original. It shall not be necessary when making proof of this Agreement to account for more than one counterpart.

      23. Termination of Agreement. This Agreement shall be void and of no further effect upon the termination of the Stock Purchase Agreement.

      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


                                    SFX ENTERTAINMENT, INC.


                                    By: /s/ Howard J. Tytel
                                       ------------------------------
                                        Name: Howard J. Tytel
                                        Title: Executive Vice President


                                    By: /s/ David Falk
                                       ------------------------------
                                        David Falk